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TELEPHONE:  (650) 424-0160                                 TWO EMBARCADERO PLACE
FACSIMILE:  (650) 496-2885                                        2200 GENG ROAD
                                                                       PALO ALTO
                                                          CALIFORNIA  94303-0913


                                 June 1, 2000

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, CA  94501

Ladies and Gentlemen:

                  We have acted as counsel to InSite Vision Incorporated, a Delaware corporation (the "Company"), in connection with the registration for resale of Four Million Eight Hundred Fifty-Seven Thousand Ninety-Seven (4,857,097) shares of the Company's Common Stock (the "Shares"),including Three Million Three Hundred Forty-Nine Thousand Seven Hundred Twenty-Two (3,349,722) shares of outstanding Common Stock (the "Outstanding Shares") and One Million Five Hundred Seven Thousand Three Hundred Seventy-Five (1,507,375) shares (the "Warrant Shares") underlying certain warrants (the "Warrants"), as described in the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission (the "SEC"), as thereafter amended or supplemented (the "Registration Statement").

                  This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

                  We have examined originals or copies of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) certain resolutions of the Board of Directors of the Company; and
(iv) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

                  We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all such documentation submitted to us as copies and the truthfulness of all statements of facts contained therein. Based on the foregoing and subject to the limitations set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable shares of the Company's Common Stock and (ii) the Warrant Shares are duly authorized and, when and if issued in accordance with the terms of the respective Warrants, will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

                  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

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InSite Vision Incorporated          [logo]                          June 1, 2000
                                                                          Page 2

                  The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware and the relevant federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.


                                       Very truly yours,

                                       /s/ BROBECK, PHLEGER & HARRISON LLP

                                       Brobeck, Phleger & Harrison LLP